Exhibit 99.1

FOR IMMEDIATE RELEASE

LEADERSHIP TEAM ANNOUNCED FOR TECO ENERGY, TAMPA ELECTRIC AND PEOPLES GAS

Leadership continuity is a key part of growth, says Emera

Tampa, Fla. (July 13, 2016) – Emera Inc. today announced senior leadership appointments at TECO Energy Inc. and its Florida utilities:

•	Rob Bennett will serve as chief operating officer of TECO Energy. Bennett is president and CEO of Emera U.S. Holdings Inc., the holding company for Emera’s U.S. assets.

•	Sarah MacDonald, who currently leads Emera’s operations in the Caribbean, has been appointed to the new role of president of Tampa-based TECO Services Inc., effective Sept. 1.

•	Gordon Gillette will continue to serve as president of Tampa Electric and TECO Peoples Gas.

“We’re pleased that Gordon will continue to bring his knowledge and understanding of the business and our Florida customers to the management team,” said Chris Huskilson, president and chief executive officer of Emera Inc. “Rob’s experience with Emera and his role in leading the integration of the two companies will be invaluable to our future success. Sarah’s diverse experience in the utility business gives her a unique perspective to provide leadership to TECO Services.”

Bennett joined Nova Scotia Power in 1988 as an electrical engineer. Over the course of his nearly 30-year career, he has held senior management and leadership positions across the Emera group, including CEO of Nova Scotia Power, and executive vice president and chief operating officer of Emera Inc.

MacDonald will be responsible for the services provided by TSI, such as information technology, legal and human resources. MacDonald currently serves as president of Emera (Caribbean) Inc., president and CEO of ICD Utilities Ltd. and president and CEO of Grand Bahama Power Co. She will continue those roles for a period of time. MacDonald joined Emera in 2001 and previously served as chief executive officer of Emera Utility Services, executive vice president of Human Resources for Emera, and general manager of Human Resources for Nova Scotia Power.

Since joining Tampa Electric in 1981, Gillette has held leadership positions in Regulatory Affairs, Finance, Generation Planning and TECO Guatemala (then a subsidiary of TECO Energy). Gillette previously was executive vice president and chief financial officer for TECO Energy. Gillette received both his Bachelor of Science in Mechanical Engineering and his Master of Science in Engineering Management from the University of South Florida.

Tampa Electric, one of Florida’s largest investor-owned electric utilities, serves nearly 725,000 customers in West Central Florida. Peoples Gas System, Florida’s largest natural gas distribution utility, serves nearly 365,000 customers across Florida. TECO Energy, the holding company for Tampa Electric and Peoples Gas, is a subsidiary of Emera Inc., a geographically diverse energy and services company headquartered in Halifax, Nova Scotia, Canada.

Media Contact: Cherie Jacobs 813.228.4945

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